EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated April 13, 2020 in the Amendment No. 3 to the Registration Statement (File No. 333-236513) and related Prospectus of Guggenheim Defined Portfolios, Series 2011.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

April 13, 2020